EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/12/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

RICHARD H. LENNY ELECTED TO McDONALD’S BOARD OF DIRECTORS

OAK BROOK, IL - McDonald's Corporation announced the election of Richard H. Lenny, Chairman, President and Chief Executive Officer, The Hershey Company, to McDonald's Board of Directors.

Following a vote today by McDonald’s Board of Directors, McDonald's Chairman Andy McKenna said, "We are very pleased at the election of Rick Lenny to McDonald's Board of Directors. His strong leadership skills and expertise in the global food industry will add even greater depth and dimension to our Board."

McDonald’s Chief Executive Officer Jim Skinner said, "Rick will be a great addition. Throughout his career with leading brands in the food industry, he has been recognized for his focus on customers and for his marketing leadership. We are confident that his experience and talent will add enormous value for many years to come."

Prior to joining Hershey in March 2001, Lenny was President of Nabisco Biscuit Company. Following Kraft’s acquisition of Nabisco in 2000, he was named Group Vice President of Kraft Foods and President of Nabisco Biscuit and Snacks.

Before joining Nabisco, he was with the Pillsbury Company as President of Pillsbury, North America. Lenny began his food industry career at Kraft Foods, Inc., where he held a number of senior marketing and sales positions and spent 18 years at the company.

In addition to serving on the Board of Directors of The Hershey Company, he also serves on the board of Sunoco, Inc., and is Chairman of the Grocery Manufacturers of America.

Lenny is a graduate of Northwestern University’s J.L. Kellogg Graduate School of Management with a Master’s of Business Administration in marketing and finance. He holds a Bachelor’s degree from Georgia State University.

McDonald's is the leading foodservice retailer with more than 30,000 local restaurants serving local customers in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent businessmen and women.

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